Exhibit 10.3
R E S T R I C T E D S T O C K A W A R D A G R E E M E N T
Non-transferable
G R A N T T O
(“Grantee”)
by Lowe’s Companies, Inc. (the “Company”) of shares of its common stock, $0.50 par value (the “Shares”) pursuant to and subject to the provisions of the Lowe’s Companies, Inc. 2006 Long Term Incentive Plan, as amended and restated (the “Plan”), and to the terms and conditions set forth in this grant notice and the Terms and Conditions.
Total Granted:
Except as otherwise provided in Section 2 of the Terms and Conditions, the Shares shall vest and no longer be subject to forfeiture as to the following percentage of the Shares awarded hereunder, on the following date:

Percentage of Shares	Date of Vesting
[]	[]

Notwithstanding the vesting of the Shares on the Date of Vesting set forth above or as otherwise provided in Section 2 of the Terms and Conditions, the Shares shall be Non-transferable Shares until the expiration of the transfer restrictions set forth in Section 3 of the Terms and Conditions.
IN WITNESS WHEREOF, Lowe’s Companies, Inc., acting by and through its duly authorized officer, has caused this Agreement to be executed as of the Date of Grant.

LOWE’S COMPANIES, INC.

By:

Date of Grant:

Accepted by Grantee:

TERMS AND CONDITIONS
1.    Grant of Shares. The Company hereby grants to Grantee the Shares indicated on the Restricted Stock Award Agreement grant notice (the “Grant Notice”), subject to the restrictions and the other terms and conditions set forth in the Plan, these Terms and Conditions and the Grant Notice (collectively, this “Agreement”), and any applicable recoupment or “clawback” policies of the Company, as in effect from time to time. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.
2.    Vesting of Shares. As of the Date of Grant, the Shares shall be “Unvested Shares” and fully forfeitable. The Unvested Shares shall become “Vested Shares” as of the earliest to occur of the following (the period prior to such vesting being referred to herein as the “Vesting Period”):
(a)    As of the Date of Vesting specified in the Grant Notice;
(b)    On the date of termination of Grantee’s employment with the Company and its Subsidiaries by reason of Grantee’s death, Disability or Retirement; or
(c)    On the date of termination of Grantee’s employment with the Company and its Subsidiaries by the Company without Cause or by Grantee’s resignation for Good Reason, in either case within twelve (12) months after the occurrence of a Change in Control.
If Grantee’s employment with the Company and its Subsidiaries terminates for any reason prior to the Unvested Shares becoming Vested Shares in accordance with this Section 2, Grantee shall forfeit all of Grantee’s right, title and interest in and to the Unvested Shares as of the date of Grantee’s termination of employment, and such Unvested Shares shall revert to the Company immediately following the event of forfeiture.
The definition of “Retirement” for purposes of this Agreement shall have the following meaning and not the meaning assigned to such term in the Plan: The voluntary termination of employment with the approval of the Board at least six (6) months after the Date of Grant and on or after the date Grantee has attained age fifty-five (55) and Grantee’s age plus years of service equal or exceed seventy (70); provided that, Grantee has given the Board at least ten (10) days advance notice of such Retirement and Grantee has executed and not revoked a Release of Claims provided to Grantee by the Company upon receipt of Grantee’s notice.
3.    Share Transfer Restrictions. “Non-transferable Shares” means those Shares that are subject to the transfer restrictions imposed under this Section 3 which restrictions have not expired or terminated. Non-transferable Shares may not be sold, transferred, exchanged, assigned, pledged, hypothecated or otherwise encumbered.
The restrictions imposed under this Section shall apply to all shares of the Company’s common stock or other securities issued with respect to Non-transferable Shares hereunder in connection with any merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure affecting the common stock of the Company.

The transfer restrictions imposed under this Section 3 will expire as to all of the Shares indicated in the Grant Notice on the earliest to occur of the following (the period prior to such expiration being referred to herein as the “Non-transferable Period”):
(a)    On the Date of Vesting specified in the Grant Notice;
(b)    On the date of termination of Grantee’s employment with the Company and its Subsidiaries by reason of Grantee’s death or Disability; or
(c)    On the date of termination of Grantee’s employment with the Company and its Subsidiaries by the Company without Cause or by Grantee’s resignation for Good Reason, in either case within twelve (12) months after the occurrence of a Change in Control.
4.    Delivery of Shares. The Shares will be registered in the name of Grantee as of the Date of Grant and will be held by the Company during the Non-transferable Period in certificated or uncertificated form. If a certificate for Non-transferable Shares is issued during the Non-transferable Period, such certificate shall be registered in the name of Grantee and shall bear a legend in substantially the following form (in addition to any legend required under applicable state securities laws):
“This certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture and restrictions against transfer) contained in a Restricted Stock Award Agreement between the registered owner of the shares represented hereby and Lowe’s Companies, Inc. Release from such terms and conditions shall be made only in accordance with the provisions of such Agreement, copies of which are on file in the offices of Lowe’s Companies, Inc.”
Stock certificates for the Shares, without the above legend, shall be delivered to Grantee or Grantee’s designee upon request of Grantee after the expiration of the Non-transferable Period, but delivery may be postponed for such period as may be required for the Company with reasonable diligence to comply if deemed advisable by the Company, with registration requirements under the Securities Act of 1933, listing requirements under the rules of any stock exchange, and requirements under any other law or regulation applicable to the issuance or transfer of the Shares.
5.    Voting and Dividend Rights. Grantee, as beneficial owner of the Shares, shall have full voting and dividend rights with respect to the Shares during and after the Vesting Period and Non-transferable Period. If Grantee forfeits any rights Grantee may have under this Agreement, Grantee shall no longer have any rights as a shareholder with respect to the Shares or any interest therein and Grantee shall no longer be entitled to receive dividends on such Shares. In the event that for any reason Grantee shall have received dividends upon such Shares after such forfeiture, Grantee shall repay to the Company an amount equal to such dividends.
6.    Competing Activity.  If Grantee engages in any Competing Activity during Grantee’s employment with the Company or a Subsidiary or within 2 years after the termination of Grantee’s employment with the Company or its Subsidiaries for any reason, (i) Grantee shall forfeit all of Grantee’s right, title and interest in and to any Unvested Shares or Non-transferable Shares as of the time of the Grantee’s engaging in such Competing Activity and such Shares shall revert to the Company immediately following such event of forfeiture, and (ii) Grantee shall remit, upon demand by the Company, the “Repayment Amount” (as defined in the following sentence), with respect to any Shares that were granted to Grantee under the terms of this Agreement.
The “Repayment Amount” is the aggregate Fair Market Value of the Shares at the time of delivery to Grantee.  The Repayment Amount shall be payable in cash (which shall include a certified check or bank check), by the tender of shares of Common Stock or by a combination of cash and Common Stock; provided that, regardless of the Fair Market Value of such shares at the time of tender, the tender of the shares shall satisfy the obligation to pay the Repayment Amount for the same number of shares of Common Stock delivered to the Company.
For purposes of this Agreement, Grantee will be deemed to be engaged in a “Competing Activity” if Grantee, acting in the same or similar capacity in which Grantee performed services for the Company or acting in a capacity which involves executive, managerial, financial or other significant leadership responsibilities, owns, manages, operates, controls, is employed by, or participates in as a 5% or greater shareholder, partner, member or joint venturer, in a Competing Enterprise, or engages in, as an independent contractor or otherwise, a Competing Enterprise for himself or on behalf of another person or entity.  A “Competing Enterprise” is any business engaged in any market which is a part of the Home Improvement Business as described below (i) with total annual sales or revenues of at least five hundred million dollars ($500 million USD) and (ii) with retail locations or distribution facilities in a US State or the District of Columbia or which engages in providing goods and/or services within the Home Improvement Business to customers in the United States through electronic means (internet, mobile application, etc.), including but not limited to the following entities:  The Home Depot, Inc.; Sears Holdings, Inc. or Transform Holdco LLC; Menard, Inc.; Amazon.com, Inc.; Tractor Supply Co.; Harbor Freight Tools; Ace Hardware Corp.; Lumber Liquidators Holdings, Inc.; Wayfair, Inc.; Walmart, Inc.; Best Buy Co., Inc., HD Supply Holding, Inc.; Floor & Décor Holdings, Inc.; and True Value Company.

The Company and its affiliated entities comprise an omni-channel provider of home improvement products and supplies for maintenance, repair, remodeling, and decorating as well as appliances, installation and other services, supplies for the multi-family housing industry, and supplies for builders, contractors, and maintenance professionals (the “Home Improvement Business”).  The Company operates retail locations and support facilities and offers products and services to consumers in all 50 states and the District of Columbia through traditional retail locations, sales organizations, and on-line channels.  The Company’s Home Improvement Business requires a complex sourcing and supply network, multi-channel distribution and delivery systems, innovative information technology resources, and a robust infrastructure support organization.
Grantee recognizes and acknowledges that the Company has a legitimate business interest in maintaining its competitive position in a dynamic industry and that restricting Grantee for a reasonable period from performing work for, providing services to, or owning more than a 5% interest in an enterprise which engages in business activities which are in competition with the Company is reasonable and appropriate.  Grantee further acknowledges that the Company’s business would likely be damaged by Grantee’s engaging in competitive work activity during the non-competition period detailed above.  Grantee agrees that in Grantee’s position with the Company, Grantee was provided access to or helped develop business information proprietary to the Company and that Grantee would inevitably disclose or otherwise utilize such information if Grantee were to work for, provide services to, or own a substantial interest in a Competing Enterprise during the non-competition period.

Should Grantee wish to undertake a Competing Activity during Grantee’s employment or before the expiration of the above-referenced 2-year period, Grantee must request written permission from the Executive Vice President, Human Resources of the Company before undertaking such Competing Activity. The Company may approve or not approve the Competing Activity at its sole discretion.
Nothing contained in this Section 6 shall be interpreted as or deemed to constitute a waiver of, or diminish or be in lieu of, any other rights that the Company or a Subsidiary may possess as a result of Grantee’s misconduct or involvement with a business competing with the business of the Company or a Subsidiary. This section does not apply to Grantee if Grantee works in the State of California at the end of Grantee’s employment with the Company.
7.    No Solicitation of Employees.  During Grantee’s employment with the Company or any of its subsidiaries and until the date that is 2 years after date of termination for any reason, Grantee will not, directly or indirectly, solicit or encourage any person who was an employee of the Company or any of its subsidiaries during Grantee’s employment or during the 1 year immediately prior to Grantee’s date of termination (“Protected Employee”), to leave employment with the Company or any of its subsidiaries or assist in any way with the hiring of any Protected Employee by any future employer, person or other entity including but not limited to referral, identification for potential employment, recommendation, interview, or direct or indirect supervision.
8.    No Solicitation of Customers or Vendors. During Grantee’s employment with the Company or any of its subsidiaries and until the date that is 2 years after date of termination for any reason, Grantee will not, directly or indirectly, solicit the Company’s customers or vendors who were customers or vendors during the 1 year immediately prior to Grantee’s date of termination to divert their business away from or otherwise interfere with the business relationships of the Company with its customers and/or vendors on Grantee’s behalf or on behalf of any other entity or person. The foregoing restrictions shall only apply to those Company customers or vendors with whom Grantee had direct contact during the 1 year immediately prior to Grantee’s date of termination.
9.    Injunctive Relief.  Grantee agrees that the provisions herein are important to and of material consideration to the Company and that a breach of these provisions will cause irreparable harm to the Company and the Company considers that monetary damages alone are an inadequate remedy to the Company for any such breach. Grantee further stipulates that, upon any breach by Grantee of the provisions herein the Company shall be entitled to injunctive relief against Grantee without the necessity to post a bond or, if such bond is nevertheless required, Grantee consents to setting such bond at the lowest amount permitted by law. This section shall not be deemed to limit the legal and equitable remedies available to the Company or to limit the nature and extent of any claim by the Company for damages caused by Grantee for breach of this Agreement.
10.    No Right of Continued Employment. Nothing in this Agreement shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate Grantee’s employment at any time, nor confer upon Grantee any right to continue in the employ of the Company or any Subsidiary.
11.    Payment of Taxes.

(a)    Upon issuance of the Shares hereunder, Grantee may make an election to be taxed upon such award under Section 83(b) of the Code. To effect such election, Grantee may file an appropriate election with Internal Revenue Service within thirty (30) days after award of the Shares and otherwise in accordance with applicable Treasury Regulations.
(b)    At the end of the Vesting Period, the Company will automatically withhold a number of Shares having a fair market value equal to an amount up to the maximum statutory rate to satisfy federal, state, local and foreign taxes (including Grantee’s FICA obligation), unless Grantee notifies the Company thirty (30) days prior to the expiration and termination of the Vesting Period that he or she will satisfy his or her tax withholding obligations in cash.
(c)    In the event Grantee chooses to satisfy Grantee’s tax withholding obligations in cash and complies with the above notification requirement, Grantee will, no later than the date as of which any amount related to the Shares first becomes includable in Grantee’s gross taxable income for federal income tax purposes, pay to the Company, or make other arrangements satisfactory to the Committee regarding payment of, any federal, state and local taxes of any kind (including Grantee’s FICA obligation) required by law to be withheld with respect to such amount.
The obligations of the Company under this Agreement will be conditional on such payment or arrangements, and the Company, and, where applicable, its Subsidiaries will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Grantee.
12.    Amendment. The Committee may amend or terminate this Agreement without the consent of Grantee; provided, however, that such amendment or termination shall not, without Grantee’s consent, reduce or diminish the value of this award determined as if it had been fully vested (i.e., as if all restrictions on the Shares hereunder had expired) on the date of such amendment or termination.
13.    Plan Controls; Recoupment or “Clawback”. The terms contained in the Plan, including without limitation the antidilution adjustment provisions, are incorporated into and made a part of this Agreement, and this Agreement shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall be controlling and determinative. The Shares and any dividends or proceeds from a sale of Shares are subject to any applicable recoupment or “clawback” policies of the Company, as in effect from time to time.

14.    Successors. This Agreement shall be binding upon any successor of the Company, in accordance with the terms of this Agreement and the Plan.
15.    Severability. If any one or more of the provisions contained in this Agreement are invalid, illegal or unenforceable, the other provisions of this Agreement will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.
16.    Notice. Notices and communications under this Agreement must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to:

Lowe’s Companies, Inc.
Attn: Stock Plan Administrator
1000 Lowes Boulevard
Mooresville, NC 28117
or any other address designated by the Company in a written notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.
17.    Governing Law and Venue. This Agreement shall be governed by the laws of the State of North Carolina other than its choice of laws provisions to the extent that such provisions would require or permit the application of the laws of a state other than North Carolina. Each of the Parties to this Agreement consents to submit to the personal jurisdiction and venue of the Charlotte Division of the U.S. District Court for the Western District of North Carolina, or if federal jurisdiction is not available, the North Carolina Superior Court in any action or proceeding arising out of or relating to this Agreement and specifically waives any right to attempt to deny or defeat personal jurisdiction of the U.S. District Court for the Western District of North Carolina or the North Carolina Superior Court by motion or request for leave from any such court. Each of the Parties further waives any right to seek change of venue from such Court due to inconvenient forum or other similar justification and will pay to the other Parties the costs associated with responding to or otherwise opposing any motion or request for such relief.

18.    Beneficiary Designation. If Grantee is employed by the Company or a Participating Subsidiary within the United States, Grantee may designate a beneficiary or beneficiaries to receive Shares issued pursuant to this award on or after the Participant’s death. Such designation shall be in the form provided by or approved and accepted by the Plan administrator and shall revoke all prior designations. Such designation shall be effective only if and when it is properly completed and delivered by Grantee during the Grantee’s lifetime in electronic form to the Company’s agent at the following website: etrade.com, unless otherwise expressly accepted and acknowledged by the Plan administrator. In the absence of any such valid and effective designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate. If Grantee is employed by the Company or a Participating Subsidiary outside the United States, no unexercised or restricted award shall be assignable or transferable other than by will or the laws of descent and distribution.